Exhibit 99.1

Accu-Fab, LLC

Financial Statements

Years Ended December 31, 2024 and 2023

Independent Auditor’s Report

Board of Directors

Accu-Fab, LLC

Opinion

We have audited the consolidated and combined financial statements of Accu-Fab, LLC (the Company), which comprise the consolidated and combined balance sheets as of December 31, 2024 and 2023, the related consolidated and combined statements of comprehensive income, member’s equity and cash flows for the years then ended, and the related notes to the consolidated and combined financial statements (collectively, the financial statements).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued or available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

●Exercise professional judgment and maintain professional skepticism throughout the audit.
●Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
●Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
●Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
●Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings and certain internal control-related matters that we identified during the audit.

/s/ RSM US LLP

Milwaukee, Wisconsin

September 11, 2025

Accu-Fab LLC

Consolidated and Combined Balance Sheets

(in thousands)

	December 31,	December 31,
	2024	2023
ASSETS
Cash and cash equivalents	$567	$2,167
Receivables, net of allowances for doubtful accounts of $24 at December 31, 2024 and $32 at December 31, 2023	12,147	9,456
Inventories, net	3,797	4,178
Prepaid expenses and other	357	323
Total current assets	16,868	16,124
Property, plant and equipment, net	9,096	9,513
Goodwill	12,579	12,579
Customer relationships	18,965	21,395
Operating lease assets	4,644	5,805
Notes receivable - related party	6,200	6,850
Total assets	$68,352	$72,266
LIABILITIES AND MEMBER'S EQUITY
Accounts payable	$3,195	$3,191
Accrued liabilities	882	837
Earnout liability	—	2,000
Holdback liability	—	1,000
Current portion of operating lease obligation	1,096	967
Total current liabilities	5,173	7,995
Notes payable - related party	1,215	—
Operating lease obligation, less current maturities	3,233	4,329
Other long-term liabilities	240	78
Total liabilities	9,861	12,402
Member's equity	65,303	62,283
Accumulated deficit	(6,812)	(2,419)
Total equity	58,491	59,864
Total liabilities and equity	$68,352	$72,266

The accompanying notes are an integral part of these Consolidated and Combined Financial Statements.

Accu-Fab LLC

Consolidated and Combined Statements of Comprehensive Income

(in thousands)

	Twelve Months Ended
	December 31,
	2024	2023
Net sales	$61,046	$36,095
Cost of sales	40,232	25,644
Selling, general, and administrative expenses	9,284	5,474
Intangible amortization	2,430	1,995
Other expenses, net	21	825
Interest expense, net	28	—
Net income and comprehensive income	$9,051	$2,157

The accompanying notes are an integral part of these Consolidated and Combined Financial Statements.

Accu-Fab LLC

Consolidated and Combined Statement of Member’s Equity

(in thousands, except share amounts)

		Legacy
	Member's	Member's	Accumulated	Total Stockholders'
	Equity	Equity	Deficit	Equity
Balance as of December 31, 2022	$—	$35,416	$(151)	$35,265
Net income	—	—	2,157	2,157
Distributions		—	(4,425)	(4,425)
Members contribution	—	26,867	—	26,867
Balance as of December 31, 2023	$—	62,283	$(2,419)	$59,864
Net income		—	9,051	9,051
Distributions	—	—	(13,444)	(13,444)
Members contribution	—	3,020	—	3,020
Re-organization	65,303	(65,303)		—
Balance at December 31, 2024	$65,303	—	$(6,812)	$58,491

The accompanying notes are an integral part of these Consolidated and Combined Financial Statements.

Accu-Fab LLC

Consolidated and Combined Statements of Cash Flows

(in thousands)

	Twelve Months Ended
	December 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$9,051	$2,157
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,068	1,610
Amortization	2,498	2,003
Allowance for doubtful accounts	(8)	32
Inventory excess and obsolescence reserve	100	(22)
Non-cash lease expense	1,161	782
Loss on disposal of property, plant and equipment	85	—
Changes in operating assets and liabilities, net of acquired business:
Accounts receivable	(2,682)	520
Inventories	280	1,398
Prepaid expenses and other current assets	(34)	(63)
Accounts payable	5	502
Operating lease obligations	(967)	(650)
Accrued liabilities	(13)	(333)
Net cash flows provided by operating activities	11,544	7,936
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(1,598)	(266)
Proceeds from sale of property, plant and equipment	55	—
Payment for acquisition, net of cash acquired	—	(18,904)
Net cash flows from investing activities	(1,543)	(19,170)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from notes payables	1,215	—
Issuance (repayment) of notes receivable with related party	650	(6,850)
Capital contributions	2,020	22,082
Payment of contingent consideration for acquisition	(2,000)	(1,900)
Distributions	(13,444)	(4,425)
Payments on finance leases	(42)	(12)
Net cash flows from financing activities	(11,601)	8,895
Net increase (decrease) in cash and cash equivalents	(1,600)	(2,339)
Cash and cash equivalents at beginning of period	2,167	4,506
Cash and cash equivalents at end of period	$567	$2,167
Supplemental disclosure of cash flow information:
Finance lease right-of-use asset additions	$262	$98
Non-cash consideration and equity contribution for the acquisition of Accu-Fab, North Carolina	$—	$4,785
Non-cash consideration related to the earnout and holdback for the Acquisition of Accu-Fab, North Carolina		3,000
Non-cash settlement and capital contribution related to the holdback liability for the acquisition of Accu-Fab, North Carolina	$1,000	$—

The accompanying notes are an integral part of these Consolidated and Combined Financial Statements.

Accu-Fab LLC

Notes to the Financial Statements

(in thousands)

Note 1. Nature of Business and Basis of Presentation

Accu-Fab, LLC (“Accu-Fab” or “the Company”) is a vertically integrated contract metal fabricator founded in 1977 in Wheeling, IL. Accu-Fab operates two main facilities in Wheeling, Illinois and Raleigh, North Carolina. The company specializes in precision sheet metal fabrication, offering services ranging from design and engineering, automated turret punching, laser cutting, computer-controlled machines forming, robotic welding, power coating, screen printing to full assembly. Accu-Fab serves Original Equipment Manufacturers (OEMs) across fast-growing end markets such as critical power, infrastructure, data centers, renewable energy, aerospace and defense, and industrial automation.

On June 1, 2022, Tide Rock, a private equity company, acquired Accu-Fab Inc., located in Wheeling, Illinois (“Accu-Fab Illinois”), through Accu-Fab Illinois, LLC, (previously named Accu-Fab LLC), a fully owned holding company. On June 30, 2023, Tide Rock acquired Accu-Fab, Inc., located in Raleigh, North Carolina (“Accu-Fab North Carolina”), through Accu-Fab Manufacturing, LLC, a fully owned holding company. On October 10, 2024, Tide Rock formed Accu-Fab; both Accu-Fab Illinois, LLC and Accu-Fab Manufacturing, LLC were contributed to Accu-Fab as a result of a legal reorganization between entities under common control.

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). They reflect the combined financial statements of Accu-Fab Illinois, LLC and Accu-Fab Manufacturing prior to October 10, 2024 and the consolidated financial statements of Accu-Fab after the formation of the holding company on October 10, 2024. All intercompany transactions and balances have been eliminated in combination and consolidation. Accu-Fab is an LLC and a disregarded entity for tax purposes, and therefore not a taxable entity.

Note 2. Summary of Significant Accounting Policies

Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make certain estimates and assumptions that affect the reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all highly liquid investments with original maturities of 90 days or less to be cash and cash equivalents. Cash balances are maintained in operating accounts, and excess cash is periodically transferred to the parent entity.

Concentration of credit risk

Financial instruments that potentially subject the Company to credit risk consist principally of bank balances above the Federal Deposit Insurance Corporation insurability limits of $250 per official custodian. The Company has not experienced any losses on these accounts and management believes the Company is not exposed to any significant credit risk on cash.

Accounts receivable

The accounts receivable balance amounted to $2,540, $9,456 and $ 12,147 at January 1, 2023, December 31, 2023 and December 31, 2024, respectively.

Accounts receivable are generally uncollateralized customer obligations due under normal trade terms requiring payment within 30 to 90 days from the invoice date. Management periodically reviews past due balances and established an allowance for doubtful accounts of $24 and $32 as of December 31, 2024 and 2023, respectively, for probable uncollectible amounts based on its assessment of the current status of individual accounts. The estimated valuation allowance results in a reduction to sales and the accounts are written-off through a charge to the valuation allowance and a credit to accounts receivable after the Company has used all reasonable collection efforts.

As the Company's customer base is principally made up of blue-chip OEMs with high credit ratings and trade receivables are due within one year or less, the Company does not have a reserve for credit losses.

Inventories

For Accu-Fab North Carolina, inventories are stated at cost determined on the first-in, first-out method. For Accu-Fab Illinois, costs are stated using the weighted average cost method. For both locations, inventory is stated at the lower of cost or net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. Work-in-process and finished goods are valued at production costs consisting of material, labor, and overhead.

The Company maintains a reserve for obsolete and slow-moving inventory of $121 and $34 as of December 31, 2024 and 2023, respectively, which is based upon the aging of current inventory over a year unused.

Property, plant and equipment

Property, plant and equipment are stated at cost. Expenditures for additions and improvements are capitalized, while replacements, maintenance, and repairs that do not improve or extend the useful lives of the respective assets are expensed as incurred. Properties that are sold or otherwise disposed of are removed from the property accounts, and any resulting gains or losses are recognized in the results of operations.

Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, beginning when the asset is placed into service. The capitalized cost includes acquisition and installation costs.

Estimated useful lives of lives for property, plant and equipment are as follows:

Asset	Useful Life
Leasehold Improvements	15 - 39 Years
Machinery and equipment	3 - 10 Years
Office furniture and fixtures	3 - 10 Years
Vehicles	5 Years

Business combinations

The Company accounts for all business combinations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations. In connection with a business combination, the acquiring company must allocate the cost of the acquisition to assets acquired and liabilities assumed based on fair values as of the acquisition date. Any excess or shortage of amounts assigned to assets and liabilities over or under the purchase price is recorded as goodwill or a gain on bargain purchase price, respectively. Transaction costs associated with acquisitions are expensed as incurred within selling, general and administrative expenses.

Goodwill

The Company evaluates goodwill whenever events or changes in circumstances indicate potential impairment. The Company performs this evaluation by assessing qualitative factors to determine whether it was more likely than not that the fair value of each reporting unit was less than its respective carrying value. Factors considered in the qualitative assessments include, among other things, macroeconomic conditions, industry and market considerations, financial performance of the respective reporting unit and other relevant entity- and reporting-unit specific considerations. If based on the results of the qualitative assessment, the Corporation were to determine that it is more likely than not that the fair value of a reporting unit is less than its carrying value, a quantitative assessment would be conducted.

For the quantitative assessment, the Company determines the fair value of the reporting unit using an income approach. Under the income approach, the fair value of the reporting unit is calculated based on the present value of estimated future cash flows. The income approach is dependent on several key management assumptions, including estimates of future sales, gross margins, operating costs, interest expense, income tax rates, capital expenditures, changes in working capital requirements and the weighted average cost of capital or the discount rate. Discount rate assumptions include an assessment of the risk inherent in the future cash flows of the reporting unit. Expected cash flows used under the income approach are developed in conjunction with the budgeting and forecasting process. Changes to management assumptions and estimates utilized in the income approach could negatively impact the fair value conclusions for the reporting unit resulting in goodwill impairment. All key assumptions and valuations are determined by and are the responsibility of management. The factors used in the impairment analysis are inherently subject to uncertainty. The Company believes that the estimates and assumptions are reasonable to determine the fair value of the reporting unit, however, if actual results are not consistent with these estimates and assumptions, goodwill and other intangible assets may be overstated which could result in an impairment charge.

Based on the results of the qualitative assessments of goodwill performed at December 31, 2023 and 2024, there were no indicators of potential impairment in goodwill. The goodwill includes $7,922 related to acquisition of Accu-Fab Illinois and $4,657 related to the acquisition of Accu-Fab North Carolina. There were no changes to the goodwill balance of $12,579 between December 31, 2023 and December 31, 2024.

Intangible assets, net

The Company’s primary intangible assets are customer relationships acquired in business combinations (Refer to Note 3 – Acquisitions). Intangible assets are initially valued using a methodology commensurate with the intended use of the asset. The costs of amortizable intangible assets are recognized over their expected useful lives using the straight-line method. Intangible assets that are subject to amortization are evaluated for impairment using a process similar to that used to evaluate long-lived assets described below. An impairment loss is recognized for the amount by which the carrying value exceeds the fair value of the asset.

Lease

The Company leases certain building and storage facilities as well as vehicles. An arrangement is considered to contain a lease if it conveys the right to use and control an identified asset for a period of time in exchange for consideration. If it is determined at contract inception that an arrangement contains a lease, then a classification of a lease as operating or finance is determined when the lease commences by evaluating the five criteria outlined in the lease accounting guidance.

Certain leases include lessee options to renew or terminate the lease. Renewal and termination options are exercised at the discretion of the Company and vary based on the nature of each lease. The term of the lease includes renewal periods, or the period beyond a termination option, only if the Company is reasonably certain that it will extend the period of the lease by exercising the renewal option or not exercising the termination option, after considering any penalties and other relevant economic factors. Currently, there are no renewal options that the Company is reasonably certain to exercise or termination options that the Company is reasonably certain to exercise before the otherwise initial term of the lease. The Company’s lease agreements do not contain any residual value guarantees or any material restrictive covenants. As of December 31, 2024, the Company did not have any material leases that have been signed but not commenced.

The Company has entered contracts that contain both lease and non-lease components. In accordance with the applicable accounting standards, the total consideration in these contracts has been allocated between the lease and non-lease components based on their relative standalone prices.

Right-of-use ("ROU") assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make payments in exchange for that right of use. Finance lease ROU assets and operating lease ROU assets are included in the line items Property, plant and equipment, net and Operating lease assets, respectively, in the Consolidated and Combined Balance Sheets. The current portion and non-current portion of finance lease liabilities within Other current and noncurrent liabilities, and current and non-current operating lease liabilities are presented separately in the Consolidated and Combined Balance Sheets.

Because the discount rate implicit within the Company’s leases is generally not readily determined, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments used to measure its lease liabilities.

During 2023, the Company executed a sublease for a portion of a building to a supplier. The supplier is able to use the space to serve the Company, the supplier’s other customers, and for other administrative and similar purposes that do not conflict with the overall use of the building as a manufacturing location. The arrangement is month-to-month in nature with no specified renewal options and can be terminated for convenience by either party at any time. The Company has classified the sublease as an operating lease, with rental income of $75 and $37 for the years ended December 31, 2024 and 2023, respectively, recorded against rental expense.

Fair value of financial instruments

Financial instruments consist of cash and cash equivalents, accounts receivable, notes receivable, accounts payable and notes payable. The carrying amount of all significant financial instruments approximates fair value due to either the short maturity or the existence of variable interest rates that approximate prevailing market rates. Cash and cash equivalents, accounts receivable and accounts payable are classified as Level 1 fair value inputs as further described in Note 8 – Fair Value of Financial Instruments.

Impairment of long-lived assets

When events or conditions warrant, the Company evaluates the recoverability of long-lived assets and considers whether these assets are impaired. The Company assesses the recoverability of these assets based on several factors, including management’s intention with respect to these assets and their projected undiscounted cash flows. If projected undiscounted cash flows are less than the carrying amount of the respective assets, the Company adjusts the carrying amounts of such assets to their estimated fair value. To the extent that the carrying value of the net assets of an asset group is greater than the estimated fair value, the Company may be required to record impairment charges. The Company records intangible asset impairment charges as a reduction to intangible assets. The Company records other long-lived asset impairment charges as a reduction to property, plant and equipment in the Balance Sheets. The Company has not recorded any impairment of long-lived assets.

Revenue recognition

The Company recognizes revenue when control of the goods or services are transferred to a customer in an amount that reflects the consideration it expects to be entitled to in exchange for those goods. The Company enters into supply agreements and purchase orders that include free on board (FOB) origin shipping terms. The customer takes ownership at shipment, and this is when control transfers. The Company primarily sells fabricated metal products and assemblies to OEM customers under written supply agreements and purchase orders. Sales are supported by documentation such as supply agreements and purchase orders, which specify certain terms and conditions including product specifications, quantities, fixed prices, delivery dates and payments terms.

Revenue is recognized at a point in time, typically when the product leaves the facility, consistent with FOB origin shipping terms. Title and control transfer to the customer at shipment, as evidenced by packing slips and system entries that record cost of goods sold and sales at the time of dispatch.

The Company offers certain customers discounts for early payments. These discounts are recorded against net sales in the Consolidated and Combined Statement of Comprehensive Income and accounts receivable in the Consolidated and Combined Balance Sheets.

Shipping and handling

The shipping and handling costs incurred by the Company are included in cost of sales on the Consolidated and Combined Statements of Comprehensive Income. These costs are generally comprised of salaries and wages, shipping supplies and warehouse costs. Inbound freight costs, which mostly relate to raw materials, are included in cost of sales on the Statements of Comprehensive Income. Outbound freight costs, which mostly relate to sales, are included in net sales on the Statements of Comprehensive Income. The Company does not charge customers nor recognize revenue for shipping and handling.

Advertising

The Company expenses the costs of advertising when incurred. Advertising expense was $32 and $12 for the twelve months ended December 31, 2024 and 2023, respectively. Advertising costs are charged to selling, general and administrative expenses.

Retirement plans

The Company’s 401(k) Plan (the 401(k) Plan) covers substantially all employees meeting certain eligibility requirements. The 401(k) Plan is a defined contribution plan and is intended for eligible employees to defer tax-free contributions to save for retirement. Employees may contribute up to 50% of their eligible compensation to the 401(k) Plan, subject to the limits of Section 401(k) of the Internal Revenue Code.

The Company provides a 50% match for employee contributions, up to 6% for Accu-Fab Illinois and up to 2% for Accu-Fab North Carolina. For the twelve months ended December 31, 2024 and 2023, the Company’s employer match expense was $123 and $79, respectively.

Capital contributions

The capital contributions relate primarily to the funding of the acquisition of Accu-Fab North Carolina and an initial cash infusion to this entity in 2023, and to the funding of the settlement of the holdback and earnout liabilities related to this acquisition in 2024.

Recent accounting pronouncements

In November 2024, the FASB issued Accounting Standards Updated (“ASU”) 2024-03, Expense Disaggregation Disclosures, amending ASC 220, Income Statement – Reporting Comprehensive Income. The amendment requires an entity to provide a disclosure within the financial statement footnotes showing the disaggregation of certain expenses included in relevant expense captions on the consolidated income statement, with a qualitative description of the amounts that are not separately disaggregated quantitatively. The guidance also requires disclosure of the total amount of selling expenses and, in annual reporting periods, an entity’s definition of selling expenses. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026 and for interim periods beginning after December 15, 2027. The guidance is applied on a prospective basis, with a retrospective option and allows for early adoption. The Company is evaluating the potential impact of this guidance on the financial statements.

Note 3. Acquisitions

On May 31, 2022, Accu-Fab Illinois was acquired by Tide Rock Holdings, purchasing 100% of the equity interests. The purchase price of the acquisition was $38,986. In June 2023, the final portion of the purchase price related to holdback liability amounting to $1,900 was paid.

On June 30, 2023, Accu-Fab Manufacturing LLC acquired 100% of the equity interests of Accu-Fab North Carolina. The purpose of the acquisition was to acquire a greater share of the power and data center market. The purchase price of the acquisition was $26,950, including the maximum amount of a potential earnout of $2,000, subject to adjustments for the amount of cash, indebtedness, net working capital and certain expenses of Accu-Fab Inc. (Raleigh, North Carolina) as of the closing. At the closing of the acquisition, the Company applied an estimate of the adjustments and paid total net consideration of $18,904 in cash, net of cash of $261, and $4,785 in units of Tide Rock YieldCo, LLC. In July 2024, Accu-Fab paid the remaining $1,000 holdback liability in units of Tide Rock YieldCo, LLC, and $2,000 earnout in cash. The transaction expenses amounted to $406, recorded partly in Other expenses, net.

The aggregate purchase price has been allocated to the assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. The estimate of the excess purchase price over the estimated fair value of net tangible assets acquired was allocated to identifiable intangible assets and goodwill. The Company engaged an independent third party to assist with the identification and valuation of these intangible assets. Management makes significant estimates and assumptions when determining the fair value of assets acquired and liabilities assumed. These estimates include, but are not limited to, discount rates, projected future net sales, projected future expected cash flows, useful lives, attrition rates, and growth rates. These measures are based on significant Level 3 inputs (see Note 8) not observable in the market.

The following table is a summary of the assets acquired, liabilities assumed, and consideration paid for Accu-Fab North Carolina during 2023:

Balance Sheet
Allocation
Cash	$261
Accounts receivable, net	6,626
Inventory	3,477
Prepaid expenses and other current assets	166
Transaction adjustments - Due from seller	39
Operating lease assets	3,588
Property, plant and equipment	5,174
Customer relationships	8,700
Total assets acquired	28,031
Accounts payable	(1,782)
Accrued expenses	(1,033)
Other liabilities	(2,923)
Total liabilities assumed	(5,738)
Goodwill	4,657
Total consideration	$26,950

Inventory was valued at its estimated fair value, which is defined as expected sales price, less costs to sell, plus a reasonable margin for selling effort. The valuation resulted in an inventory fair value step-up of $699 and was fully expensed and reflected in cost of sales on the Statements of Comprehensive Income during the twelve months ended December 31, 2023.

Property, plant and equipment was valued at its estimated fair value using the cost, market and sales comparison approaches. The valuation resulted in a property, plant and equipment fair value step-up of $1,775. Depreciation on property, plant and equipment is computed on a straight-line basis over the estimated useful life of the respective assets.

The Company recorded a ROU asset and a lease liability for operating leases of $2,918, calculated based on the net present value of future minimum lease payments. The valuation resulted in a step-up of $670 in the ROU asset for off-market leases. The lease expense is recognized on a straight-line basis over the lease term.

The Company also recorded $8,700 of customer relationships intangible assets with an estimated useful life of ten years. The purchase price allocated to these assets was based on management’s forecasted cash inflows and outflows and the multi-period excess earnings method for customer relationships. Amortization expense related to these intangible assets is recorded on a straight-line basis and reflected in amortization of intangible expenses on the Statements of Comprehensive Income.

The purchase price of Accu-Fab North Carolina exceeded the preliminary estimated fair value of identifiable net assets and accordingly, the difference was allocated to goodwill. Goodwill represents the residual intangible value not separately recognized, such as new customer relationships, assembled workforce, or proprietary processes. It also reflects future economic benefits that are not individually identifiable or measurable at the time of valuation. The goodwill balance is not tax deductible.

Pro Forma Financial Information (Unaudited)

In accordance with ASC 805, the following unaudited pro forma combined results of operations have been prepared and presented to give effect to the Accu-Fab North Carolina acquisition as if it had occurred on January 1, 2023, the beginning of the comparable period, applying certain assumptions and pro forma adjustments. These pro forma adjustments primarily relate to the estimated depreciation expense associated with the fair value of the acquired property, plant and equipment, and amortization of identifiable intangible assets. The unaudited pro forma consolidated results are provided for illustrative purposes only, are not indicative of the Company’s actual consolidated results of operations or consolidated financial position and do not reflect any revenue or cost savings that may result from the acquisition.

Twelve Months
Ended December 31,
2023
Net sales	$49,819
Net income	$3,382

Note 4. Inventory, net

Inventories, net as of December 31, 2024 and December 31, 2023 consist of:

	December 31,
	2024	2023
Finished goods and purchased parts	$1,757	$1,936
Raw materials	1,186	1,622
Work-in-process	975	654
Inventory Reserve	(121)	(34)
Total	$3,797	$4,178

Note 5. Property, Plant and Equipment

Property, plant and equipment as of December 31, 2024 and December 31, 2023 consist of:

	Useful Lives	December 31,
	Years	2024	2023
Machinery and equipment	3-10 Years	$11,883	$11,092
Leasehold improvements	15-39 Years	314	222
Vehicles	5 Years	221	216
Office furniture and fixtures	3-10 Years	199	150
Construction in progress		95	—
Finance leases		285	91
Total property, plant and equipment, gross		12,997	11,771
Less accumulated depreciation		(3,901)	(2,258)
Total property, plant and equipment, net		$9,096	$9,513

Depreciation expense was $2,068 and $1,610 for the twelve months ended December 31, 2024 and 2023, respectively.

Note 6. Intangible Assets

Intangible assets consist of customer relationships through the acquisition of Accu-Fab Illinois in 2022 and Accu-Fab North Carolina in 2023. The gross value and accumulated amortization of intangibles amounts to $24,300 and $5,335 at December 31, 2024 and $24,300 and $2,905 at December 31, 2023.

The following table represents the changes to the customer relationship balances in 2023 and 2024:

Balance as of December 31, 2022	$14,690
Acquisition of Accu-Fab North Carolina	8,700
Amortization expense	(1,995)
Balance as of December 31, 2023	$21,395
Amortization expense	(2,430)
Balance as of December 31, 2024	$18,965

Future amortization expense is expected to be as follows:

Year ending December 31,
2025	$2,430
2026	$2,430
2027	$2,430
2028	$2,430
2029	$2,430
Thereafter	$6,815

Note 7. Leases

The components of lease expense were as follows:

	Twelve Months Ended
	December 31,
	2024	2023
Finance lease cost:
Amortization of finance lease assets	$68	$7
Interest on finance lease liabilities	16	2
Total finance lease expense	84	9
Operating lease expense	1,541	1,116
Sublease income	(74)	(37)
Total lease expense	$1,551	$1,088

Supplemental information related to leases was as follows:

		December 31,
	Balance Sheet Classification	2024	2023
Assets:
Finance lease assets	Property, plant and equipment, net	$285	$91
Operating lease assets	Operating lease assets	4,644	5,805
Total lease assets		4,929	5,896
Current liabilities:
Current finance lease liabilities	Accrued liabilities	66	8
Current operating lease liabilities	Current portion of operating lease obligation	1,096	967
Noncurrent liabilities:
Long-term finance lease liabilities	Other long-term liabilities	240	78
Long-term operating lease liabilities	Operating lease obligation, less current maturities	3,233	4,329
Total lease expense		$4,635	$5,382

	December 31,
	2024	2023
Weighted average remaining lease term (in years)
Finance leases	3.69	3.00
Operating leases	3.42	4.42

Weighted average discount rate
Finance leases	8%	8%
Operating leases	8%	8%

The table below represents ROU asset balances by type of lease:

	December 31,
	2024	2023
Real estate leases	$4,621	$5,766
Equipment leases	23	39
Vehicle leases	285	91
Total lease assets	$4,929	$5,896

Maturities of lease liabilities at December 31, 2024 and minimum lease payments under ASC 842 having initial or remaining non-cancellable terms in excess of one year were as follows:

	Operating	Finance
Year ending December 31,	Leases	Leases	Total
2025	1,393	88	1,481
2026	1,431	129	1,560
2027	1,474	55	1,529
2028	645	55	700
2029	—	30	30
Thereafter	—	—	—
Total lease payments	4,943	357	5,300
Less: imputed interest	614	51	665
Total lease obligations	$4,329	$306	$4,635

Lease related supplemental cash flow information:

	Twelve Months Ended
	December 31,
	2024	2023
Cash paid for amounts included in the measurement of lease liabilities for finance leases:
Operating cash flows	$16	$2
Financing cash flows	$42	$12

Cash paid for amounts included in the measurement of lease liabilities for operating leases:
Operating cash flows	$1,347	$983

Right-of-use assets obtained in exchange for recorded lease obligations:
Operating leases	$—	$2,918
Finance leases	$262	$98

ROU assets are assessed for impairment in accordance with the Company’s long-lived asset policy. The Company reassesses lease classification and remeasures ROU assets and lease liabilities when a lease is modified, and that modification is not accounted for as a separate new lease or upon certain other events that require reassessment in accordance with ASC 842.

Note 8. Fair Value of Financial Instruments

Fair value provides information on what the Company may realize if certain assets were sold or might pay to transfer certain liabilities based upon an exit price. Financial assets and liabilities that are measured and reported at fair value are classified into a three-level hierarchy that prioritizes the inputs used in the valuation process. A financial instrument’s categorization within the valuation hierarchy is based on the lowest level of any input that is significant to the fair value measurement. The hierarchy is based on the observability and objectivity of the pricing inputs, as follows:

●Level 1 – Quoted prices in active markets for identical assets or liabilities.

●Level 2 – Significant directly observable data (other than Level 1 quoted prices) or significant indirectly observable data through corroboration with observable market data. Inputs would normally be (i) quoted prices in active markets for similar assets or liabilities, (ii) quoted prices in inactive markets for identical or similar assets or liabilities or (iii) information derived from or corroborated by observable market data. Long-term debt is classified as a Level 2 fair value input.

●Level 3 – Prices or valuation techniques that require significant unobservable data inputs. These inputs would normally be the Company’s own data and judgements about assumptions that market participants would use in pricing the asset or liability.

The following table lists the Company’s financial assets and liabilities accounted for at fair value by the fair value hierarchy:

	Balance at	Fair Value Measurements at
	December 31,	Report Date Using
	2023	(Level 1)	(Level 2)	(Level 3)
Earnout Liability	$2,000	$—	$—	$2,000
Total	$2,000	$—	$—	$2,000

Fair value measurements for the Company’s cash and cash equivalents are classified based upon Level 1 measurements because such measurements are based upon quoted market prices in active markets for identical assets.

Accounts receivable, accounts payable, and accrued liabilities are recorded in the Balance Sheets at cost and approximate fair value.

The $2,000 earnout liability relates to an anticipated payment to be made related to the acquisition of Accu-Fab North Carolina by meeting certain targets. As of June 30, 2023, the nominal amount of $2,000 was estimated to be the approximate fair value and as such, is recorded based on fair value assumptions in line with the Level 3 hierarchy due to unobservable data inputs and Company judgement. During 2024, the earnout was paid out amounting to $2,000.

The Company’s non-financial assets such as goodwill, intangible assets and property, plant, and equipment are re- measured at fair value when there is an indication of impairment and adjusted only when an impairment charge is recognized. For the years ended December 31, 2024, and 2023, there was no impairment recognized for the year.

Note 9. Revenue Recognition

Disaggregated Revenue

The following table represents a disaggregation of revenue by region of production:

	Twelve Months Ended
	December 31,
Region	2024	2023
North Carolina	$33,608	$13,350
Illinois	27,855	22,745
Total	61,463	36,095
Intercompany sales elimination	417	—
Total, net sales	$61,046	$36,095

Note 10. Concentration of Major Customers

The following customers accounted for 10% or greater of the Company’s recorded net sales and net trade receivables:

	Net Sales		Accounts Receivable
	Three Months Ended		As of
	December 31,		December 31,
	2024	2023	2024	2023
Customer
A	16.4%	<10%	19.2%	13.5
B	19.5%	24.1%	12.8%	13.0
C	15.0%	11.1%	24.1%	25.7

Note 11. Related Party

Certain related party transactions between Accu-Fab LLC and Tide Rock have been included in the Consolidated and Combined Balance Sheets as of December 31, 2024, and 2023.

During the year ended December 31, 2023, the Company issued promissory notes to Tide Rock amounting to $6,850. These notes are unsecured and do not bear any interest. The notes are due to mature in 2028. As of December 31, 2024, and December 31, 2023, the balance due was $6,200 and $6,850 respectively, which is classified as Note receivable – related party in non-current assets.

During the year ended December 31, 2024, the Company received capital loans amounting to $1,215. The Company pays monthly interest on the loan. Interest expense on the activity with Tide Rock was $4 as of December 31, 2024 and are presented in the Consolidated and Combined Statement of Comprehensive Income. As of December 31, 2024, the balance due was $1,215, which is classified as Note payable – related party in non-current liabilities.

Note 12. Subsequent Event

Mayville Engineering Company, Inc. (“MEC”), a leading value-added provider of design, prototyping, and manufacturing solutions serving diverse end markets, completed the acquisition of Accu-Fab, LLC (“Accu-Fab”) from Tide Rock, effective July 1, 2025. Under the terms of the agreement, MEC paid total cash consideration of $140.5 million, subject to customary adjustments including a net working capital adjustment. The transaction was funded through availability on MEC’s existing $350 million credit facility. Through the acquisition of Accu-Fab, MEC enhances its strategic position by broadening its customer base and accelerating its entry into the rapidly growing critical power infrastructure and data center end markets. Leveraging MEC’s broader geographic footprint, the combined business platform is well-positioned to meet rising demand within these end markets and significantly expands MEC’s serviceable addressable market.

All related party note receivables and note payables were settled between Accu-Fab LLC and Tide Rock before the completion of the acquisition by MEC.